                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                        BENCHMARQ MICROELECTRONICS, INC.
                                (Name of Issuer)
                                   __________

                                  COMMON STOCK
                         (Title of Class of Securities)


                                  081603 10 2
                                 (CUSIP Number)
                                   __________

                              ROBERT J. WILD, ESQ.
                     SAITLIN, PATZIK, FRANK & SAMOTNY LTD.
                       150 SOUTH WACKER DRIVE, SUITE 900
                            CHICAGO, ILLINOIS  60606
                                 (312) 551-8300

                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)
                                   __________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                      ------------------
 CUSIP No. 081603 10 2              13G                     Page 2 of 10 Pages
----------------------                                      ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Austin Ventures, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO.  081603 10 2               13G                   PAGE 3 OF 10 PAGES
-----------------------                                    ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AV PARTNERS, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      NOT APPLICABLE                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO.  081603 10 2               13G                   PAGE 4 OF 10 PAGES
-----------------------                                    ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JOSEPH C. ARAGONA
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      NOT APPLICABLE                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO.  081603 10 2               13G                   PAGE 5 OF 10 PAGES
-----------------------                                    ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      KENNETH P. DeANGELIS
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      NOT APPLICABLE                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO.  081603 10 2               13G                   PAGE 6 OF 10 PAGES
-----------------------                                    ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JEFFERY C. GARVEY
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      NOT APPLICABLE                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO.  081603 10 2               13G                   PAGE 7 OF 10 PAGES
-----------------------                                    ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WILLIAM P. WOOD
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      NOT APPLICABLE                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 081603 10 2                   13G                   Page 8 of 10 Pages

Item 1(a)      Name of Issuer:

               BENCHMARQ Microelectronics, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               17919 Waterview Parkway, Dallas, Texas  75252

Item 2(a)      Name of Person Filing:

               This statement is filed by (i) Austin Ventures, L.P. ("Austin"),
               (ii) AV Partners, L.P., as sole general partner of Austin ("AVP") and (iii) Joseph C. Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffery C. Garvey ("Garvey") and William P. Wood ("Wood"), as the sole general partners of AVP (collectively, the "Reporting Persons").

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               The principal business address of the Reporting Persons is 114 West 7th Street, Suite 1300, Austin, Texas 78701.

Item 2(c)      Citizenship:

               Each of Austin and AVP is a limited partnership organized under the laws of the State of Delaware. Each of Messrs. Aragona, DeAngelis, Garvey and Wood is a United States citizen.

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.001 per share.

Item 2(e)      CUSIP Number: 981603 10 2

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               This statement is not being filed pursuant to Rules 13d-1(b) or 13d-2(b).

Item 4         Ownership:

Item 4(a)      Amount Beneficially Owned:

               See Item 5.

Item 4(b)      Percent of Class:

               See Item 5.

Item 4(c)      Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:


                   See Item 5.

CUSIP No. 081603 10 2                   13G                   Page 9 of 10 Pages

               (ii) shared power to vote or to direct the vote:

                    See Item 5.

              (iii) sole power to dispose or direct the disposition of:

                    See Item 5.

               (iv) shared power to dispose or to direct the disposition of:

                    See Item 5.

Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

               Shares held by Austin have been sold in the market or distributed to its partners including AVP. The aggregate amount beneficially owned by the Reporting Persons is not more than five percent of the class of securities.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not Applicable.

Item 8         Identification and Classification of Members of the Group:

               Not Applicable.

Item 9         Notice of Dissolution of Group:

               Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H)

Item 10        Certification:

               Not Applicable.

CUSIP No. 081603 10 2                    13G                Page 10 of 10 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 14, 1997
                              -------------------------------------------
                              Date



                              AUSTIN VENTURES, L.P.


                              By:    AV PARTNERS, L.P.
                               Its:    General Partner


                              By:   /s/ William B. Wood
                                    -------------------------------------
                                    William B. Wood, a
                                    general partner


                              /s/ Joseph C. Aragona
                              --------------------------------------------
                              Joseph C. Aragona


                              /s/ Kenneth P. DeAngelis
                              --------------------------------------------
                              Kenneth P. DeAngelis


                              /s/ Jeffery C. Garvey
                              --------------------------------------------
                              Jeffery C. Garvey


                              /s/ William B. Wood
                              --------------------------------------------
                              William B. Wood